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EXHIBIT 11

STATEMENT RE: COMPUTATION OF DILUTED COMMON EARNINGS (LOSS) PER SHARE (In thousands)


                                                           Years Ended December 31,
                                                    -------------------------------------------
                                                      1999             1998            1997
                                                    --------         --------         --------
Weighted average number of shares                     12,014           12,039           11,506
Net effect of dilutive stock options and
    warrants based on the treasury stock
    method (1)                                          --               --                156
                                                    --------         --------         --------
Weighted average number of common shares
     and common stock equivalents                     12,014           12,039           11,662
                                                    --------         --------         --------

Net earnings (loss)                                 $ (1,693)        $(17,448)        $  4,202
Common stock dividend to preferred
    shareholders (2)                                      (2)              (3)              (3)
                                                    --------         --------         --------
Net earnings (loss) to common stockholders          $ (1,695)        $(17,451)        $  4,199
                                                    ========         ========         ========
Diluted earnings (loss) per share amount (3)        $  (0.14)        $  (1.45)        $   0.36
                                                    ========         ========         ========


(1) Stock options and warrants are excluded from the weighted average number of common shares due to their anti-dilutive effect.

(2) In December 1999, 1998, and 1997, the Board of Directors approved a Common Stock dividend of 183, 293 and 306 shares to the stockholders of record of Series A Convertible Preferred Stock as of December 15, 1999, 1998, and 1997 that was paid January 2000, 1999, and 1998 respectively. The market value of the common stock distributed was approximately $2,000 at December 15, 1999 and $3,000 at December 15, 1998 and 1997.

(3) The assumed conversion of the preferred stock would have an immaterial effect (less than 1/10 of $.01) in all periods, and therefore that calculation has been omitted.